Exhibit 99.1

FULTON FINANCIAL
CORPORATION

FOR IMMEDIATE RELEASE
Media Contact: Laura J. Wakeley (717) 291-2616
Investor Contact: David C. Hostetter (717) 291-2456

Fulton Financial reports third quarter earnings of $0.21 per share

•	Diluted earnings per share for the third quarter of 2014 was 21 cents, unchanged from the second quarter of 2014 and the third quarter of 2013.

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Net interest income for the third quarter of 2014 increased $1.5 million, or 1.1 percent, compared to the second quarter of 2014. The net interest margin for the third quarter of 2014 decreased two basis points, to 3.39 percent, compared to the second quarter of 2014.

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Average loans for the third quarter of 2014 increased $127.1 million, or 1.0 percent, compared to the second quarter of 2014. Average non-interest-bearing and interest-bearing demand and savings deposits for the third quarter of 2014 increased $437.2 million, or 4.6 percent, compared to the second quarter of 2014.

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The provision for credit losses was $3.5 million for the third quarter of 2014, unchanged from the second quarter of 2014 and a $6.0 million, or 63.2 percent, decrease from the third quarter of 2013. Non-performing loans decreased $5.5 million, or 3.7 percent, in comparison to June 30, 2014 and decreased $24.4 million, or 14.5 percent, in comparison to September 30, 2013.

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Non-interest income, excluding investment securities gains, decreased $1.9 million, or 4.4 percent, in comparison to the second quarter of 2014, while non-interest expense decreased $376,000, or 0.3 percent.

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In May 2014, the Corporation announced that its Board of Directors approved the repurchase of up to four million shares of the Corporation’s common stock, or approximately 2.1% of outstanding shares, through December 31, 2014. All four million shares were repurchased during the third quarter of 2014.

(October 21, 2014) - Lancaster, PA - Fulton Financial Corporation (NASDAQ: FULT) reported net income of $38.6 million, or 21 cents per diluted share, for the third quarter of 2014, compared to $39.6 million, or 21 cents per diluted share, for the second quarter of 2014.
“Good loan growth, further improvement in asset quality and higher net interest income all contributed to our solid financial performance in the third quarter,” said E. Philip Wenger, Chairman, CEO and President. “We continue to execute on our strategic priorities. They include positioning the company for profitable future growth, deploying capital to enhance long term shareholder value, ensuring a superior customer experience by investing in systems and technology, and building out our risk management and compliance processes.”

Net Interest Income and Margin
Net interest income for the third quarter of 2014 increased $1.5 million, or 1.1 percent, from the second quarter of 2014. The net interest margin decreased two basis points to 3.39 percent in the third quarter of 2014 from 3.41 percent in the second quarter of 2014. Average yields on interest-earning assets decreased two basis points, while the average cost of interest-bearing liabilities increased two basis points.

Average Balance Sheet
Total average assets for the third quarter of 2014 were $17.0 billion, an increase of $170.3 million, or 1.0 percent, from the second quarter of 2014. Average loans, net of unearned income, increased $127.1 million, or 1.0 percent, in comparison to the second quarter of 2014.

	Three Months Ended				Increase (decrease)
	September 30, 2014		June 30, 2014		in Balance
	Balance	Yield (1)	Balance	Yield (1)	$	%
	(dollars in thousands)
Average Loans, net of unearned income, by type:
Real estate - commercial mortgage	$5,114,221	4.35%	$5,138,537	4.36%	$(24,316)	(0.5)%
Commercial - industrial, financial, and agricultural	3,657,047	3.97%	3,617,977	3.95%	39,070	1.1%
Real estate - home equity	1,727,253	4.18%	1,735,767	4.18%	(8,514)	(0.5)%
Real estate - residential mortgage	1,369,087	3.93%	1,339,034	3.97%	30,053	2.2%
Real estate - construction	663,922	3.98%	588,176	4.17%	75,746	12.9%
Consumer	284,630	5.39%	276,444	4.56%	8,186	3.0%
Leasing and other	106,661	7.16%	99,812	8.83%	6,849	6.9%
Total Average Loans, net of unearned income	$12,922,821	4.20%	$12,795,747	4.21%	$127,074	1.0%

(1) Presented on a tax-equivalent basis using a 35% Federal tax rate and statutory interest expense disallowances.

Total average liabilities increased $162.7 million, or 1.1 percent, from the second quarter of 2014, due mainly to a $434.3 million, or 3.4 percent, increase in average deposits and a $101.0 million, or 11.3 percent, increase in FHLB Advances and long-term debt, partially offset by a $380.3 million, or 36.3 percent, decrease in average short-term borrowings.

	Three Months Ended				Increase (decrease)
	September 30, 2014		June 30, 2014		in Balance
	Balance	Rate	Balance	Rate	$	%
	(dollars in thousands)
Average Deposits, by type:
Noninterest-bearing demand	$3,514,033	—%	$3,322,195	—%	$191,838	5.8%
Interest-bearing demand	3,047,191	0.12%	2,914,887	0.12%	132,304	4.5%
Savings deposits	3,468,958	0.12%	3,355,929	0.12%	113,029	3.4%
Total average demand and savings	10,030,182	0.08%	9,593,011	0.08%	437,171	4.6%
Time deposits	3,009,225	0.92%	3,012,061	0.90%	(2,836)	(0.1)%
Total Average Deposits	$13,039,407	0.27%	$12,605,072	0.28%	$434,335	3.4%

Asset Quality
Non-performing assets were $157.3 million, or 0.91 percent of total assets, at September 30, 2014, compared to $162.8 million, or 0.96 percent of total assets, at June 30, 2014 and $186.5 million, or 1.09 percent of total assets, at September 30, 2013. The $5.5 million, or 3.4 percent, decrease in non-performing assets in comparison to the second quarter of 2014 was primarily due to decreases in non-performing commercial loans, and non-performing consumer and home equity loans.
Annualized net charge-offs for the third quarter ended September 30, 2014 were 0.18 percent of average total loans, compared to 0.28 percent for the second quarter of 2014 and 0.45 percent for the third quarter ended September 30, 2013. The allowance for credit losses as a percentage of non-performing loans was 132.9 percent at September 30, 2014, as compared to 129.6 percent at June 30, 2014 and 126.5 percent at September 30, 2013.

Non-interest Income
Non-interest income, excluding investment securities gains, decreased $1.9 million, or 4.4 percent, in comparison to the second quarter of 2014. Mortgage banking income decreased $1.7 million, or 29.7 percent, as amortization of mortgage servicing rights increased and sales volumes decreased in the third quarter. Other service charges and fees decreased $572,000, or 5.4 percent, including a $456,000 decrease in commercial swap fees. Service charges on deposit accounts increased $249,000, or 2.0 percent, due to a $264,000 increase in overdraft fees.

Non-interest Expense
Non-interest expense decreased $376,000, or 0.3 percent, in the third quarter of 2014 compared to the second quarter of 2014. Salaries and employee benefits decreased $1.2 million, or 1.9 percent, in comparison to the second quarter of 2014, due primarily to a decrease in self-insured healthcare costs. Marketing expenses decreased $539,000, or 23.1 percent. Other non-interest expense decreased $1.6 million, or 13.0 percent, including a reduction in the reserve for debit card reward points. Partially offsetting these decreases in non-interest expense was a $1.4 million, or 19.2 percent, increase in other outside services largely attributable to continuing risk management and compliance efforts, including the enhancement of the Corporation’s Bank Secrecy Act and anti-money laundering compliance program (the “BSA/AML Compliance Program”). These enhanced risk management and compliance efforts continue the Corporation’s ongoing efforts to improve its BSA/AML Compliance Program and to remediate deficiencies specified in the previously disclosed regulatory enforcement orders received by the Corporation and four of its banking subsidiaries during the third quarter of 2014. In addition, other real estate owned and repossession expense and operating risk loss increased $555,000 and $526,000, respectively, in comparison to the second quarter of 2014.

About Fulton Financial
Fulton Financial Corporation is a Lancaster, Pennsylvania-based financial holding company that has banking offices in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through the following affiliates, headquartered as indicated: Fulton Bank, N.A., Lancaster, PA; Swineford National Bank, Middleburg, PA; Lafayette Ambassador Bank, Easton, PA; FNB Bank, N.A., Danville, PA; Fulton Bank of New Jersey, Mt. Laurel, NJ; and The Columbia Bank, Columbia, MD.
The Corporation’s investment management and trust services are offered at all banks through Fulton Financial Advisors, a division of Fulton Bank, N.A. Residential mortgage lending is offered by all banks under the Fulton Mortgage Company brand.
Additional information on Fulton Financial Corporation is available on the Internet at www.fult.com.

Safe Harbor Statement
This news release may contain forward-looking statements with respect to the Corporation’s financial condition, results of operations and business. Do not unduly rely on forward-looking statements. Forward-looking statements can be identified by the use of words such as "may," "should," "will," "could," "estimates," "predicts," "potential," "continue," "anticipates," "believes," "plans," "expects," "future," "intends" and similar expressions which are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, some of which are beyond the Corporation's control and ability to predict, that could cause actual results to differ materially from those expressed in the forward-looking statements.
A discussion of certain risks and uncertainties affecting the Corporation, and some of the factors that could cause the Corporation's actual results to differ materially from those described in the forward-looking statements, can be found in the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the

Corporation’s Annual Report on Form 10-K for the year ended December 31, 2013, and the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014, which have been filed with the Securities and Exchange Commission and are available in the Investor Relations section of the Corporation's website (www.fult.com) and on the Securities and Exchange Commission's website (www.sec.gov). The Corporation undertakes no obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures
The Corporation uses certain non-GAAP financial measures in this earnings release. These non-GAAP financial measures are reconciled to the most comparable GAAP measures in tables at the end of this release.